Exhibit 5(a)

Provisions of the Articles of Incorporation and Amended and Restated Bylaws of
BlackRock MuniHoldings New Jersey Quality Fund, Inc.

ARTICLES OF INCORPORATION

OF

BLACKROCK MUNIHOLDINGS NEW JERSEY QUALITY FUND, INC.

Dated as of January 27, 1998

ARTICLE IV.
CAPITAL STOCK

(2) The Board of Directors may classify and reclassify any unissued shares of capital stock into one or more additional or other classes or series as may be established from time to time by setting or changing in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of stock and pursuant to such classification or reclassification to increase or decrease the number of authorized shares of any existing class or series provided, however, that the total amount of shares of all classes or series shall not exceed the total number of shares of capital stock authorized in the Charter.

(3) Unless otherwise expressly provided in the Charter of the Corporation, including any Articles Supplementary creating any class or series of capital stock, the holders of each class or series of capital stock shall be entitled to dividends and distributions in such amounts and at such times as may be determined by the Board of Directors, and the dividends and distributions paid with respect to the various classes or series of capital stock may vary among such classes and series.

(4) Unless otherwise expressly provided in the Charter of the Corporation, including any Articles Supplementary creating any class or series of capital stock, on each matter submitted to a vote of stockholders, each holder of a share of capital stock of the Corporation shall be entitled to one vote for each share standing in such holder's name on the books of the Corporation, irrespective of the class or series thereof, and all shares of all classes and series shall vote together as a single class; provided, however, that as to any matter with respect to which a separate vote of any class or series is required by the Investment Company Act, or any rules, regulations or orders issued thereunder, or by the Maryland General Corporation Law, such requirement as to a separate vote by that class or series shall apply in lieu of a general vote of all classes and series as described above.

(5) Notwithstanding any provision of the Maryland General Corporation Law requiring a greater proportion than a majority of the votes of all classes or series of capital stock of the Corporation (or of any class or series entitled to vote thereon as a separate class or series) to take or authorize any action, the Corporation is hereby authorized (subject to the requirements of the Investment Company Act, and any rules, regulations and orders issued thereunder) to take such action upon the concurrence of a majority of the votes entitled to be cast by holders of capital stock of the Corporation (or a majority of the votes entitled to be cast by holders of a class or series as a separate class or series) unless a greater proportion is specified in the Charter

(6) Unless otherwise expressly provided in the Charter of the Corporation, including any Articles Supplementary creating any class or series of capital stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of each class or series of capital stock of the Corporation shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation, to share ratably in the remaining net assets of the Corporation.

(7) Any fractional shares shall carry proportionately all of the rights of a whole share, excepting any right to receive a certificate evidencing such fractional share, but including, without limitation, the right to vote and the right to receive dividends.

(8) The presence in person or by proxy of the holders of shares entitled to cast one-third of the votes entitled to be cast shall constitute a quorum at any meeting of stockholders, except with respect to any matter which requires approval by a separate vote of one or more classes or series of stock, in which case the presence in person or by proxy of the holders of shares entitled to cast one-third of the votes entitled to be cast by each class or series entitled to vote as a separate class shall constitute a quorum.

ARTICLE V.
PROVISIONS FOR DEFINING, LIMITING AND REGULATING CERTAIN POWERS
OF THE CORPORATION AND OF THE DIRECTORS AND STOCKHOLDERS

(3) No holder of stock of the Corporation shall, as such holder, have any right to purchase or subscribe for any shares of the capital stock of the Corporation or any other security of the Corporation which it may issue or sell (whether out of the number of shares authorized by these Articles of Incorporation, or out of any shares of the capital stock of the Corporation acquired by it after the issue thereof, or otherwise) other than such right, if any, as the Board of Directors, in its discretion, may determine.

(6) The Board of Directors of the Corporation is vested with the sole power, to the exclusion of the stockholders, to make, alter or repeal from time to time any of the By-Laws of the Corporation except any particular By-Law which is specified as not subject to alteration or repeal by the Board of Directors, subject to the requirements of the Investment Company Act.

(7) A director elected by the holders of capital stock may be removed (with or without cause), but only by action taken by the holders of at least sixty-six and two-thirds percent (66 2/3%) of the shares of capital stock then entitled to vote in an election to fill that directorship.

ARTICLE VI.
DENIAL OF PREEMPTIVE RIGHTS

No stockholder of the Corporation shall by reason of his holding shares of capital stock have any preemptive or preferential right to purchase or subscribe to any shares of capital stock of the Corporation, now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into shares of capital stock, now or hereafter to be authorized, whether or not the issuance of any such shares, or notes, debentures, bonds or other securities would adversely affect the dividend or voting rights of such stockholder; except that the Board of Directors, in its discretion, may issue shares of any class of the Corporation, or any notes, debentures, bonds, other securities convertible into shares of any class, either in whole or in part, to the existing stockholders or holders of any class, series or type of stock or other securities at the time outstanding to the exclusion of any or all of the holders of any or all of the classes, series or types of stock or other securities at the time outstanding.

ARTICLE VIII.
PRIVATE PROPERTY OF STOCKHOLDERS

The private property of stockholders shall not be subject to the payment of corporate debts to any extent whatsoever.

ARTICLE IX.
CONVERSION TO OPEN-END COMPANY

Notwithstanding any other provisions of these Articles of Incorporation or the By-Laws of the Corporation, a favorable vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of capital stock of the Corporation entitled to be voted on the matter shall be required to approve, adopt or authorize an amendment to these Articles of Incorporation of the Corporation that makes the Common Stock a "redeemable security" (as that term is defined in section 2(a) (32) the Investment Company Act) unless such action has previously been approved, adopted or authorized by the affirmative vote of at least two-thirds of the total number of directors fixed in accordance with the By-Laws of the Corporation, in which case the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Corporation entitled to vote thereon shall be required.

ARTICLE X.
MERGER, SALE OF ASSETS, LIQUIDATION

Notwithstanding any other provisions of these Articles of Incorporation or the By-Laws of the Corporation, a favorable vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of capital stock of the Corporation entitled to be voted on the matter shall be required to approve, adopt or authorize (i) a merger or consolidation or statutory share exchange of the Corporation with any other corporation, (ii) a sale of all or substantially all of the assets of the Corporation (other than in the regular course of its investment activities), or (iii) a liquidation or dissolution of the Corporation, unless such action has previously been approved, adopted or authorized by the affirmative vote of at least two-thirds of the total number of directors fixed in accordance with the By-Laws of the Corporation, in which case the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Corporation entitled to vote thereon shall be required.

ARTICLE XII.
AMENDMENT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in its Charter, in any manner now or hereafter prescribed by statute, including any amendment which alters the contract rights, as expressly set forth in the Charter, of any outstanding stock and substantially adversely affects the stockholders' rights, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding any other provisions of these Articles of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles of Incorporation or the By-Laws of the Corporation), the amendment or repeal of Section (5) of Article IV, Section(1), Section (4), Section (5), Section (6) and Section (7) of Article V, Article VIII, Article IX, Article X, Article XI or this Article XII, of these Articles of Incorporation shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of capital stock of the Corporation entitled to be voted on the matter.

BlackRock MuniHoldings New Jersey Quality Fund, Inc.

AMENDED AND RESTATED BYLAWS

Effective as of September 17, 2010

ARTICLE I
SHAREHOLDER MEETINGS

Section 1.     Chair.  The Chair, if any, shall act as chair at all meetings of the shareholders.  In the Chair's absence, the Vice Chair, if any, shall act as chair at the meeting.  In the absence of the Chair and the Vice Chair, the Director or Directors present at each meeting may elect a temporary chair for the meeting, who may be one of themselves.

Section 2.     Annual Meetings of Shareholders.  The annual meeting of shareholders for the election of directors shall be held on such date and at such time and at such place as shall be designated from time to time by the Board of Directors.  In the event that such a meeting is not held on or before such date as may be required by the NYSE Amex, New York Stock Exchange or such other exchange or trading system on which shares are principally traded, if applicable, a subsequent "special meeting in lieu of an annual meeting" may be called by the Directors.  Any other proper business may be transacted at the annual meeting of shareholders. Directors may only be elected at an annual meeting of shareholders or a special meeting in lieu of an annual meeting of shareholders.

Section 3.     Special Meetings of Shareholders.

(a)         Unless otherwise required by binding law or by the Charter, special meetings of shareholders, for any purpose or purposes, except for the election of Directors, may be called by the Board of Directors (or any duly authorized committee), the Chair or the President and shall be called by the Secretary at the request in writing by the shareholders of record of not less than a majority of the outstanding Shares of the Fund or class or series of Shares having voting rights on the matter.  Only such business shall be conducted at a special meeting as shall be specified in the notice of meeting (or any supplement thereto).

(b)      (i) Any shareholder of record seeking to request a special meeting shall send written notice to the Secretary (the "Special Meeting Request") by registered mail, return receipt requested, requesting the Secretary to call a special meeting.  Proof of the requesting shareholder's ownership of Shares at the time of giving the Special Meeting Request must accompany the requesting shareholder's Special Meeting Request.  The Special Meeting Request shall set forth the purpose of the meeting and the matters proposed to be acted on at the meeting, shall be signed by one or more shareholders of record (or their duly authorized agents), shall bear the date of signature of each requesting shareholder (or its duly authorized agent) signing the Special Meeting Request and shall set forth all information that each such shareholder of record and, with respect to the beneficial owners of Shares on whose behalf such request is being made, each such beneficial owner of Shares would be required to disclose in a proxy statement or other filings required to be made in connection with solicitations of proxies with respect to the proposed business to be brought before the meeting pursuant to Section 14 of the Exchange Act, as well as additional information required by Article I Section 6(d) of these Bylaws.  Upon receiving the Special Meeting Request, the Directors may in their discretion fix a special meeting date, which need not be the same date as that requested in the Special Meeting Request.

(ii)      A shareholder of record providing notice of business proposed to be brought before a special meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 3(b) shall be true and correct as of the record date for determining the shareholders entitled to receive notice of the special meeting and such update and supplement shall be delivered to or be mailed and received by the Secretary at the principal executive offices of the Fund not later than five (5) business days after the record date for determining the shareholders entitled to receive notice of the special meeting.

(iii)           The Board of Directors shall determine the validity of any purported Special Meeting Request received by the Secretary.

(iv)           Within ten (10) days of receipt of a valid Special Meeting Request, the Secretary shall inform the requesting shareholders of the reasonably estimated cost of preparing and mailing the notice of meeting (including the Fund’s proxy materials).  The Secretary shall not be required to call a special meeting upon receipt of a Special Meeting Request and such meeting shall not be held unless the Secretary receives payment of such reasonably estimated cost prior to the mailing of any notice of the meeting.

Section 4.     Place of Meetings.  Any shareholder meeting, including a special meeting, shall be held within or without the state in which the Fund was formed at such place, date and time as the Directors shall designate.

Section 5.     Notice of Meetings.  Written notice of all meetings of shareholders, stating the place, date and time of the meeting, shall be given by the Secretary by mail to each shareholder of record entitled to vote thereat at its registered address, mailed at least ten (10) days and not more than sixty (60) days before the meeting or otherwise in compliance with applicable binding law.  Such notice will also specify the means of remote communications, if any, by which shareholders and proxyholders may be deemed to be present in person and vote at such meeting.

Section 6.     Nature of Business at Annual Meetings of Shareholders.

(a)         Only such business (other than nominations for election to the Board of Directors, which must comply with the provisions of Section 7 of this Article I) may be transacted at an annual meeting of shareholders as is either:

(i)      specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof),

(ii)      otherwise properly brought before the annual meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof), or

(iii)           otherwise properly brought before the annual meeting by any shareholder of record of the Fund:

(A)           who is a shareholder of record on the date such shareholder gives the notice provided for in this Section 6 of this Article I and on the record date for the determination of shareholders entitled to notice of and to vote at such annual meeting; and

(B)      who complies with the notice procedures set forth in this Section 6 of this Article I.

(b)         In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a shareholder, such shareholder of record must have given timely notice thereof in proper written form to the Secretary of the Fund.

(c)         To be timely, a record shareholder's notice to the Secretary must be delivered to or be mailed and received at the principal executive offices of the Fund not less than one hundred and twenty (120) days nor more than one hundred and fifty (150) days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within twenty-five (25) days before or after such anniversary date, notice by the shareholder of record in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.  In no event shall the adjournment or postponement of an annual meeting, or the public announcement of such an adjournment or postponement, commence a new time period (or extend any time period) for the giving of a record shareholder's notice as described above.

(d)         To be in proper written form, a record shareholder's notice to the Secretary must set forth the following information:

(i)      as to each matter such shareholder of record proposes to bring before the annual meeting, a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, and

(ii)      as to the record shareholder giving notice and the beneficial owner, if any, on whose behalf the proposal is being made,

(A)     the name and address of such person and of any Shareholder Associated Person;

(B)        (1)  the class or series and number of all Shares which are owned beneficially or of record by such person and any Shareholder Associated Person,

(2)     the name of each nominee holder of Shares owned beneficially but not of record by such person or any Shareholder Associated Person, and the number of such Shares held by each such nominee holder,

(3)           whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person, or any Shareholder Associated Person, with respect to Shares, and

(4)           whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of Shares) has been made by or on behalf of such person, or any Shareholder Associated Person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of stock price changes for, such person, or any Shareholder Associated Person, or to increase or decrease the voting power or pecuniary or economic interest of such person, or any Shareholder Associated Person, with respect to Shares;

(C)      a description of all agreements, arrangements, or understandings (whether written or oral) between or among such person, or any Shareholder Associated Person, and any other Person or Persons (including their names) in connection with the proposal of such business and any material interest of such person or any Shareholder Associated Person, in such business, including any anticipated benefit therefrom to such person, or any Shareholder Associated Person;

(D)           a representation that the shareholder of record giving notice intends to appear in person or by proxy at the annual meeting to bring such business before the meeting; and

(E)      information relating to such person or any Shareholder Associated Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies by such person with respect to the proposed business to be brought by such person before the annual meeting pursuant to Section 14 of the Exchange Act.

(e)         A shareholder of record providing notice of business proposed to be brought before an annual meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 6 of this Article I shall be true and correct as of the record date for determining the shareholders entitled to receive notice of the annual meeting and such update and supplement shall be delivered to or be mailed and received by the Secretary at the principal executive offices of the Fund not later than five (5) business days after the record date for determining the shareholders entitled to receive notice of the annual meeting.

(f)         No business (other than nominations for election to the Board of Directors, which must comply with the provisions of Section 7 of this Article I) shall be conducted at the annual meeting of shareholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 6 of this Article I.  If the chair of an annual meeting determines that business was not properly brought before the annual meeting in accordance with the foregoing procedures, the chair shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.

(g)         Nothing contained in this Section 6 of this Article I shall be deemed to affect any rights of shareholders to request inclusion of proposals in the Fund's proxy statement pursuant to Rule 14a-8 under the Exchange Act (or any successor provision of law).

Section 7.     Nomination of Directors.

(a)         Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Fund.  Nominations of persons for election to the Board of Directors may be made only at any annual meeting of shareholders, or at any special meeting in lieu of the annual meeting of shareholders:

(i)      by or at the direction of the Board of Directors (or any duly authorized committee thereof), or

(ii)      by any shareholder of record, or group of shareholders of record, of the Fund:

(A)           who is a shareholder or are shareholders of record on the date such shareholder(s) give the notice provided for in this Section 7 of this Article I and on the record date for the determination of shareholders entitled to notice of and to vote at such annual meeting or special meeting in lieu of an annual meeting; and

(B)      who complies with the notice procedures set forth in this Section 7 of this Article I.

(b)         In addition to any other applicable requirements, for a nomination to be made by a shareholder of record, or group of shareholders of record, such shareholder must have given timely notice thereof in proper written form to the Secretary of the Fund.

(c)         To be timely, a record shareholder's notice to the Secretary must be delivered to or be mailed and received at the principal executive offices of the Fund:

(i)      in the case of an annual meeting, not less than one hundred and twenty (120) days nor more than one hundred and fifty (150) days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within twenty-five (25) days before or after such anniversary date, notice by the shareholder of record in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs;

(ii)      in the case of a special meeting of shareholders in lieu of an annual meeting, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs; and

(iii)           in no event shall the adjournment or postponement of an annual meeting or such a special meeting in lieu of an annual meeting, or the public announcement of such an adjournment or postponement, commence a new time period (or extend any time period) for the giving of a shareholder's notice as described above.

(d)         To be in proper written form, a record shareholder's notice to the Secretary must set forth the following information:

(i)      as to each person whom the shareholder of record proposes to nominate for election as a director (a "Proposed Nominee") and any Proposed Nominee Associated Person:

(A)           the name, age, business address and residence address of such Proposed Nominee and of any Proposed Nominee Associated Person;

(B)      the principal occupation or employment of such Proposed Nominee;

(C)      (1)  the class or series and number of all Shares which are owned beneficially or of record, directly or indirectly, by such Proposed Nominee and any Proposed Nominee Associated Person, and the name and address of the record holder(s) of such Shares (if different than the beneficial owner(s)) as they appear on the records of the Fund,

(2)           the name of each nominee holder of Shares owned beneficially but not of record by such Proposed Nominee or any Proposed Nominee Associated Person, and the number of such Shares held by each such nominee holder,

(3)           whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such Proposed Nominee, or any Proposed Nominee Associated Person, with respect to Shares,

(4)           whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of Shares) has been made by or on behalf of such Proposed Nominee, or any Proposed Nominee Associated Person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of share price changes for, such Proposed Nominee, or any Proposed Nominee Associated Person, or to increase or decrease the voting power or pecuniary or economic interest of such Proposed Nominee, or any Proposed Nominee Associated Person, with respect to the Shares,

(5)           a representation as to whether such Proposed Nominee is an "interested person," as defined under Section 2(a)(19) of the 1940 Act and sufficient information about the Proposed Nominee to permit counsel to the Fund to confirm such representation, including information with respect to each relationship set forth in Section 2(a)(19) of the 1940 Act which may cause such Proposed Nominee to be an interested person of the Fund or a representation that no such relationship exists;

(6)           information to establish to the satisfaction of the Board of Directors that the Proposed Nominee satisfies the director qualifications as set out in Section 1 of Article II; and

(D)           any other information relating to such Proposed Nominee or Proposed Nominee Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in an election contest pursuant to Section 14 of the Exchange Act (even if an election contest is not involved); and

(ii)      as to the shareholder of record giving the notice, and the beneficial owner, if any, on whose behalf the nomination is being made,

(A)           the name and record address of such person and of any Shareholder Associated Person;

(B)      (1)  the class or series and number of all Shares which are owned beneficially or of record by such person and any Shareholder Associated Person,

(2)           the name of each nominee holder of Shares of the Fund owned beneficially but not of record by such person or any Shareholder Associated Person, and the number of Shares held by each such nominee holder,

(3)           whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person, or any Shareholder Associated Person, with respect to stock of the Fund, and

(4)           whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of Shares) has been made by or on behalf of such person, or any Shareholder Associated Person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of stock price changes for, such person, or any Shareholder Associated Person, or to increase or decrease the voting power or pecuniary or economic interest of such person, or any Shareholder Associated Person, with respect to Shares;

(C)      a description of all agreements, arrangements, or understandings (whether written or oral) between such person, or any Shareholder Associated Person, and any proposed nominee or any other person or persons (including their names) pursuant to which the nomination(s) are being made by such person, and any material interest of such person, or any Shareholder Associated Person, in such nomination, including any anticipated benefit therefrom to such person, or any Shareholder Associated Person;

(D)           a representation that the shareholder, or group of shareholders, giving notice intends to appear in person or by proxy at the annual meeting or special meeting in lieu of an annual meeting to nominate the persons named in its notice;

(E)      any other information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for election of directors in an election contest pursuant to Section 14 of the Exchange Act (even if an election contest is not involved).

(iii)           Such notice must be accompanied by a written consent of each Proposed Nominee to being named as a nominee and to serve as a director if elected.

(e)         A shareholder of record, or group of shareholders of record, providing notice of any nomination proposed to be made at an annual meeting or special meeting in lieu of an annual meeting shall further update and supplement such notice, if necessary, so that:

(i)       the information provided or required to be provided in such notice pursuant to this Section 7 of this Article I shall be true and correct as of the record date for determining the shareholders entitled to receive notice of the annual meeting or special meeting in lieu of an annual meeting, and such update and supplement shall be delivered to or be mailed and received by the Secretary at the principal executive offices of the Fund not later than five (5) business days after the record date for determining the shareholders entitled to receive notice of such annual meeting or special meeting in lieu of an annual meeting; and

(ii)      any subsequent information reasonably requested by the Board of Directors to determine that the Proposed Nominee has met the director qualifications as set out in Section 1 of Article II is provided, and such update and supplement shall be delivered to or be mailed and received by the Secretary at the principal executive offices of the Fund not later than five (5) business days after the request by the Board of Directors for subsequent information regarding director qualifications has been delivered to or mailed and received by such shareholder of record, or group of shareholders of record, providing notice of any nomination.

(f)         No person shall be eligible for election as a director of the Fund unless nominated in accordance with the procedures set forth in this Section 7 of this Article I.  If the chair of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the chair shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

(g)         Notwithstanding any provision of this Section 7 of this Article I to the contrary, a nomination of persons for election to the Board of Directors may be submitted for inclusion in the Fund's proxy materials to the extent required by rules adopted by the SEC providing for such nominations and inclusion and interpretations thereof ("proxy access rules"), and, if such nomination is submitted under the proxy access rules, such submission:

(i)      in order to be timely, must be delivered to, or be mailed and received by, the Secretary at the principal executive offices of the Fund no later than 120 calendar days before the date that the Fund mailed (or otherwise disseminated) its proxy materials for the prior year's annual meeting (or such other date as may be set forth in the proxy access rules for companies without advance notice bylaws);

(ii)      in all other respects, must be made pursuant to, and in accordance with, the terms of the proxy access rules, as in effect at the time of the nomination, or any successor rules or regulations of the SEC then in effect; and

(iii)           must provide the Fund with any other information required by this Section 7 of this Article I, by applicable binding law, the Charter or a resolution of the Directors for nominations not made under the proxy access rules, except to the extent that requiring such information to be furnished is prohibited by the proxy access rules.  The provisions of this paragraph of this Section 7 of this Article I do not provide shareholders of the Fund with any rights, nor impose upon the Fund any obligations, other than the rights and obligations set forth in the proxy access rules.

Section 8.     Conduct of Meetings.  The Board of Directors of the Fund may adopt by resolution such rules and regulations for the conduct of any meeting of the shareholders as it shall deem appropriate.  Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chair of any meeting of the shareholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chair, are appropriate for the proper conduct of the meeting.  Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chair of the meeting, may include, without limitation, the following:  (a) the establishment of an agenda or order of business for the meeting; (b) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (c) rules and procedures for maintaining order at the meeting and the safety of those present; (d) limitations on attendance at and participation in the meeting to shareholders, their duly authorized and constituted proxies or such other persons as the chair of the meeting shall determine; (e) restrictions on entry to the meeting after the time fixed for the commencement thereof; (f) limitations on the time allotted to questions or comments by shareholders; and (g) the extent to which, if any, other participants are permitted to speak.

Section 9.     Postponements; Adjournments.  The Board of Directors may, prior to a meeting of shareholders being convened, postpone such meeting from time to time to a date not more than 120 days after the original record date.  The chair of any meeting of the shareholders may adjourn the meeting from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place, if any, thereof and the means of remote communications, if any, by which shareholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken.  At the adjourned meeting, the Fund may transact any business which might have been transacted at the original meeting.  Any adjourned meeting may be held as adjourned one or more times without further notice not later than one hundred and twenty (120) days after the record date.  If after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting in accordance with the requirements of Section 5 of this Article I shall be given to each shareholder of record entitled to vote at the meeting and each other shareholder entitled to notice of the meeting.

Section 10.     Record Date.

(a)         For the purposes of determining the shareholders who are entitled to vote at or otherwise entitled to notice of any meeting, the Directors may, without closing the transfer books, fix a date not more than sixty (60) nor less than ten (10) days prior to the date of such meeting of shareholders as a record date for the determination of the Persons to be treated as shareholders of record for such purposes.  The record date shall not precede the date upon which the resolution fixing the record date is adopted by the Directors.  If no record date is fixed by the Directors and the stock transfer books are not closed, the record date for determining shareholders entitled to notice of or to vote at a meeting of the shareholders shall be the later of the close of business on the day immediately preceding the day on which notice is given or the thirtieth (30th) day before the meeting.  A determination of shareholders entitled to notice of or to vote at a meeting of the shareholders of record shall apply to any adjournment of the meeting.

(b)         In order that the Fund may determine the shareholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Directors.  If no record date has been fixed by the Directors and no prior action by the Directors is required by applicable binding law or the Charter to take such action, the record date for determining shareholders entitled to consent to corporate action in writing without a meeting shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Fund by delivery to its registered office in the state in which the Fund was formed, its resident agent, its principal place of business, or an officer or agent of the Fund having custody of the book in which proceedings of meetings of the shareholders are recorded.  Delivery made to the Fund's registered office shall be by hand or by certified or registered mail, return receipt requested.  If no record date has been fixed by the Directors and prior action by the Directors is required by applicable binding law or the Charter, the record date for determining shareholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Directors adopts the resolution taking such prior action.

Section 11.     Voting.

(a)         Shareholders shall have no power to vote on any matter except matters on which a vote of shareholders is required by applicable binding law, the Charter or resolution of the Directors.

(b)         Subject to any provision of applicable binding law, the Charter, these Bylaws or a resolution of the Directors specifying a greater or a lesser vote requirement for the transaction of any item of business that properly comes before any meeting of shareholders (i) with respect to the election of directors, the affirmative vote of a plurality of the Shares for which votes were cast at any meeting at which a quorum is present shall be the act of the shareholders with respect to such matters, (ii) for all other items of business, the affirmative vote of a majority of the Shares represented in person or by proxy at any meeting at which a quorum is present shall be the act of the shareholders with respect to such matter(s), and (iii) where a separate vote of one or more classes or series of Shares is required on any matter, the affirmative vote of a plurality of Shares or a majority of the Shares, as required by the preceding clauses of this paragraph, of such class or series of Shares for which votes were cast or represented in person or by proxy, as required by the preceding clauses of this paragraph, at any meeting at which a quorum is present shall be the act of the shareholders of such class or series with respect to such matter.

(c)         Only shareholders of record shall be entitled to vote.  Each full Share shall be entitled to one vote and fractional Shares shall be entitled to a vote of such fraction.  When any Share is held jointly by several persons, any one of them may vote at any meeting in person or by proxy in respect of such Share, but if more than one of them shall be present at such meeting in person or by proxy, and such joint owners or their proxies so present disagree as to any vote to be cast, such vote shall be cast in accordance with applicable binding law.

(d)         There shall be no cumulative voting in the election or removal of Directors.

Section 12.     Quorum.  The presence in person or by proxy of the holders of Shares entitled to cast one-third of the votes entitled to be cast shall constitute a quorum at any meeting of shareholders, except with respect to any matter which requires approval by a separate vote of one or more classes or series of Shares, in which case the presence in person or by proxy of the holders of Shares entitled to cast one-third of the votes entitled to be cast by each class or series entitled to vote as a separate class or series shall constitute a quorum.  A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum.  If, however, such quorum shall not be present or represented at any meeting of the shareholders, the chair of the meeting shall have power to adjourn the meeting from time to time, in the manner provided in Section 9 of this Article I, until a quorum shall be present or represented.

Section 13.     Proxies.

(a)         At any meeting of shareholders, any holder of Shares entitled to vote thereat may vote by properly executed proxy, provided that no proxy shall be voted at any meeting unless it shall have been placed on file with the Secretary, or with such other officer or agent of the Fund as the Directors or Secretary may direct, for verification prior to the time at which such vote shall be taken.  Pursuant to a resolution of a majority of the Directors, proxies may be solicited in the name of one or more Directors or one or more of the officers or employees of the Fund.  No proxy shall be valid after the expiration of 11 months from the date thereof, unless otherwise provided in the proxy.  A proxy purporting to be executed by or on behalf of a shareholder shall be deemed valid unless challenged at or prior to its exercise, and the burden of proving invalidity shall rest on the challenger.  If the holder of any such Share is a minor or a person of unsound mind, and subject to guardianship or to the legal control of any other person as regards the charge or management of such Share, such person may vote by their guardian or such other person appointed or having such control, and such vote may be given in person or by proxy.

(b)         Without limiting the manner in which a shareholder may authorize another person or persons to act for such shareholder as proxy, the following shall constitute a valid means by which a shareholder may grant such authority:

(i)      A shareholder may execute a writing authorizing another person or persons to act for such shareholder as proxy.  Execution may be accomplished by the shareholder or such shareholder's authorized officer, director, employee or agent signing such writing or causing such person's signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

(ii)      A shareholder may authorize another person or persons to act for such shareholder as proxy by transmitting or authorizing the transmission of a telegram, cablegram or other means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such telegram, cablegram or other means of electronic transmission must either set forth or be submitted with information from which it can be determined that the telegram, cablegram or other electronic transmission was authorized by the shareholder.  If it is determined that such telegrams, cablegrams or other electronic transmissions are valid, the inspectors or, if there are no inspectors, such other persons making that determination shall specify the information on which they relied.

(c)         Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a shareholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided, however, that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

Section 14.     Inspectors of Election.  In advance of any meeting of the shareholders, the Board of Directors, by resolution, may appoint one or more inspectors to act at the meeting and make a written report thereof.  If inspectors of election are not so appointed, the person acting as chair of any meeting of shareholders may, and on the request of any shareholder or shareholder proxy shall, appoint inspectors of election of the meeting.  One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act.  If no inspector or alternate is able to act at a meeting of the shareholders, the chair of the meeting shall appoint one or more inspectors to act at the meeting.  Unless otherwise required by applicable binding law, inspectors may be officers, employees or agents of the Fund.  Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector's ability.  The inspector shall have the duties prescribed by law or assigned by the chair of the meeting and shall take charge of the polls and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by applicable binding law.

Section 15.     Shareholder Action by Written Consent.

(a)         Any action required or permitted to be taken at any annual or special meeting of shareholders of the Fund may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by all shareholders entitled to vote on the matter.

(b)         Any such consent shall be delivered to the Fund by delivery to its registered office in the state in which the Fund was formed, its resident agent, its principal place of business, or an officer or agent of the Fund having custody of the book in which proceedings of meetings of the shareholders are recorded.  Delivery made to the Fund's registered office shall be by hand or by certified or registered mail, return receipt requested.  Every written consent shall bear the date of signature of each shareholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated consent delivered in the manner required by this Article I Section 15 to the Fund, written consents signed in accordance with Section 15(a) of this Article I by holders to take action are delivered to the Fund by delivery to its registered office in the state in which the Fund was formed, its resident agent, its principal place of business, or an officer or agent of the Fund having custody of the book in which proceedings of meetings of the shareholders are recorded.  Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

ARTICLE II

DIRECTORS

Section 3.     Resignation and Removal.  Any of the Directors may resign (without need for prior or subsequent accounting) by an instrument in writing signed by such Director and delivered or mailed to the Directors, the Chair, if any, the President, or the Secretary and such resignation shall be effective upon such delivery, or at a later date according to the terms of the instrument. Any of the Directors may be removed, provided the aggregate number of Directors after such removal shall not be less than the minimum number set forth in the Charter, only by the proportion of votes of the shareholders or Directors, as applicable, that are set forth in the Charter as the required proportion of votes for the removal of a Director, and with or without cause as may be permitted by the Charter or as required by applicable binding law. Upon the resignation or removal of a Director, each such resigning or removed Director shall execute and deliver to the Fund such documents as may be required by applicable binding law or the Charter or as may be requested by the remaining Directors as being in the best interests of the Fund and the shareholders. Upon the incapacity or death of any Director, such Director’s legal representative shall execute and deliver to the Fund on such Director’s behalf such documents as the remaining Directors shall require as provided in the preceding sentence.

Section 4.     Vacancies.  The Fund elects to be subject to the provisions of Section 3-804(c) of the Maryland General Corporation Law, subject to applicable requirements of the 1940 Act and the right of the shareholders of a class or series to elect additional Directors in accordance with the Charter. Each vacancy on the Board of Directors that results from (a) an increase in the size of the Board of Directors or (b) the death, resignation, or removal of a Director may be filled by an individual having the qualifications described in this Article II made only by the affirmative vote of a majority of the remaining Directors in office, even if the remaining Directors do not constitute a quorum. Any Director elected to fill a vacancy shall serve until the next annual meeting of Shareholders and until a successor is elected and qualifies.

ARTICLE V

STOCK

Section 1.     Shares of Stock.  Except as otherwise provided in a resolution approved by the Board of Directors, all Shares of the Fund shall be uncertificated Shares.

Section 2.      Transfer Agents, Registrars and the Like.  The Directors shall have authority to employ and compensate such transfer agents and registrars with respect to the Shares of the Fund as the Directors shall deem necessary or desirable. The transfer agent or transfer agents may keep the applicable register and record therein the original issues and transfers, if any, of the Shares. Any such transfer agents and/or registrars shall perform the duties usually performed by transfer agents and registrars of certificates of stock in a corporation, as modified by the Directors. In addition, the Directors shall have power to employ and compensate such dividend disbursing agents, warrant agents and agents for the reinvestment of dividends as they shall deem necessary or desirable. Any of such agents shall have such power and authority as is delegated to any of them by the Directors.

Section 3.      Transfer of Shares.  Shares of the Fund shall be transferable in the manner prescribed by the Charter, these Bylaws and applicable binding law. Transfers of Shares shall be made on the books of the Fund, and in the case of certificated Shares, only by the person named in the certificate or by such person’s attorney lawfully constituted in writing and upon the surrender of the certificate therefor, properly endorsed for transfer and payment of all necessary transfer taxes; or, in the case of uncertificated Shares, upon receipt of proper transfer instructions from the registered holder of the Shares or by such person’s attorney lawfully constituted in writing, and upon payment of all necessary transfer taxes and compliance with appropriate procedures for transferring Shares in uncertificated form; provided, however, that such surrender and endorsement, compliance or payment of taxes shall not be required in any case in which the officers of the Fund shall determine to waive such requirement. If any certificated Shares are issued as provided in Section 1 of this Article V, they may be transferred only by the person named in the certificate or by such person’s attorney lawfully constituted in writing and upon the surrender of the certificate therefor, properly endorsed for transfer and payment of all necessary transfer taxes. With respect to certificated Shares, every certificate exchanged, returned or surrendered to the Fund shall be marked “Cancelled,” with the date of cancellation, by the Secretary of the Fund or the transfer agent thereof. No transfer of Shares shall be valid as against the Fund for any purpose until it shall have been entered in the Share records of the Fund by an entry showing from and to whom transferred.

Section 4.     Registered Shareholders.  The Fund may deem and treat the holder of record of any Shares as the absolute owner thereof for all purposes and shall not be required to take any notice of any right or claim of right of any other person.

Section 5.      Register of Shares.  A register shall be kept at the offices of the Fund or any transfer agent duly appointed by the Directors under the direction of the Directors which shall contain the names and addresses of the shareholders and the number of Shares held by them respectively and a record of all transfers thereof. Separate registers shall be established and maintained for each class or series of Shares. Each such register shall be conclusive as to who are the holders of the Shares of the applicable class or series of Shares and who shall be entitled to receive dividends or distributions or otherwise to exercise or enjoy the rights of shareholders. No shareholder shall be entitled to receive payment of any dividend or distribution, nor to have notice given to such Person as herein provided, until such Person has given their address to a transfer agent or such other officer or agent of the Directors as shall keep the register for entry thereon.

Section 6.      Disclosure of Holdings.  The holders of Shares or other securities of the Fund shall upon demand disclose to the Directors in writing such information with respect to direct and indirect ownership of Shares or other securities of the Fund as the Directors deem necessary or appropriate.

Section 7.      Signatures.  Any or all of the signatures on a certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Fund with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

Section 8.      Lost Certificates.  The Board of Directors may direct a new certificate to be issued in place of any certificate theretofore issued by the Fund alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or such owner’s legal representative, to advertise the same in such manner as the Board of Directors shall require and/or to give the Fund a bond in such sum as it may direct as indemnity against any claim that may be made against the Fund on account of the alleged loss, theft or destruction of such certificate or the issuance of such new certificate.

ARTICLE VI

MISCELLANEOUS

Section 2.     Governing Law.  These Bylaws and the rights of all parties and the validity and construction of every provision hereof shall be subject to and construed according to the laws of the state in which the Fund was formed, although such law shall not be viewed as limiting the powers otherwise granted to the Directors hereunder and any ambiguity shall be viewed in favor of such powers.

ARTICLE VII

AMENDMENT OF BYLAWS

Section 1.     Amendment and Repeal of Bylaws.  The Directors shall have the exclusive power to amend or repeal the Bylaws or adopt new Bylaws at any time. Except as may be required by applicable binding law or the Charter, action by the Directors with respect to the Bylaws shall be taken by an affirmative vote of a majority of the Directors. The Directors shall in no event adopt Bylaws which are in conflict with the Charter, and any inconsistency shall be construed in favor of the related provisions in the Charter.